UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________________________

Date of Report

February 16, 2017

(Date of earliest event reported)

ERBA Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

14100 NW 57th Court Miami Lakes, Florida		33014
(Address of principal executive offices)		(Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously reported, in December 2015, a class action was filed in the United States District Court for the Southern District of Florida against ERBA Diagnostics, Inc. (the “Company”) and certain of its current or former executive officers. The original Complaint was replaced by an Amended Complaint that added, as defendants, certain other of the Company’s former executive officers, the Company’s executive chairman, the entity that is the Company’s majority stockholder (ERBA Diagnostics Mannheim GmbH), the company that owns the majority stockholder (Transasia Bio-medicals Ltd.), and the Company’s independent registered public accounting firm at the time the Amended Complaint was filed (Mayer Hoffman McCann P.C.). The Amended Complaint alleged generally that during the purported class period of June 14, 2013 through November 20, 2015, the Company and the other Company-related defendants knowingly or recklessly disseminated or approved statements about the Company’s financial position and results of operations, business operations, and prospects that were materially false and misleading or lacked a reasonable basis. The Amended Complaint asserted claims for violations of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Securities Exchange Act of 1934 and sought damages in the amount that the class members allegedly lost on account of the allegedly false and misleading statements.

The Company, together with those of its current and former officers and directors who were named as defendants and served, filed a motion to dismiss the Amended Complaint; the Company’s former auditors also moved to dismiss.

On February 16, 2017, the court heard oral argument on the motions to dismiss. At the conclusion of the hearing, the judge ruled from the bench:

●	granting the motions to dismiss;

●	denying the plaintiff’s request for permission further to amend the Amended Complaint; and

●	dismissing the case.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERBA DIAGNOSTICS, INC.

Dated: February 22, 2017	By:	/s/ Hayden Jeffreys
Hayden Jeffreys,
Interim Chief Executive Officer